NEWS RELEASE
                                                                    Contacts:
                                Investor: Patrick Fossenier   1+ 650-378-5353
                                  News Media: Gary Frantz     1+ 650-378-5335


               CON-WAY INC. REPORTS THIRD-QUARTER 2007 RESULTS



SAN MATEO, Calif.-October 23, 2007 -- Con-way Inc. (NYSE:CNW) today reported net income available to common shareholders for the third quarter of 2007 of

$37.3 million, or 78 cents per diluted share. The results compared with third-quarter 2006 net income available to common shareholders of $63.0 million, or $1.24 per diluted share.



Earnings available to common shareholders for the 2007 third quarter were affected by restructuring costs related to acquisition and business transformation initiatives conducted in the quarter, which totaled $7.0 million, or 9 cents per diluted share.  Results for the 2006 third quarter included a gain from the sale of a subsidiary of $6.2 million, or 8 cents per diluted share, and the effect of discrete tax items which reduced the tax provision in the quarter by $2.9 million, adding 6 cents per diluted share to the 2006 third quarter.



Revenue was $1.11 billion, an increase of 3.2 percent from last year's third-

quarter revenue of $1.08 billion. Operating income in the 2007 third quarter was $67.7 million, down 33.8 percent from $102.3 million earned in the third quarter a year ago.



Commenting on the results, Con-way President and CEO Douglas W. Stotlar noted

that soft customer shipping volumes continued to be a challenge for the highly competitive less-than-truckload (LTL) market, where Con-way Freight recorded a modest increase in tonnage for the quarter. "While we are encouraged with customer response to Con-way Freight's growth initiatives,

the market continues to be very price sensitive.  Tonnage per day had a respectable gain over last year's third quarter; however, yields remain under pressure, a market dynamic that we expect will continue to dampen profit growth in LTL freight through the remainder of the year."



The quarter saw Menlo Worldwide, LLC complete the acquisition of Singapore-

based Cougar Holdings Pte Ltd, increasing its market share and footprint in

South Asia and Singapore as well as extending it into new vertical markets.

"In addition to successfully executing on its acquisition strategy, Menlo made excellent progress in the quarter toward its business goals, improving operational metrics and securing major new project wins. Our logistics unit is on track to achieve double-digit growth in net revenues and margins for the year," Stotlar said.



On October 17, Menlo Worldwide, LLC also completed its previously announced acquisition of Chic Holdings Ltd. of Shanghai, China, which extends the company into China's domestic transportation and logistics management market.



"These international acquisitions, combined with our earlier-concluded purchase of Contract Freighters, Inc. have transformed our capabilities for truckload services in North America as well as for logistics solutions in the

Asia Pacific. These become excellent platforms for growth that present substantial opportunities to bring increasing value to our customers and shareholders," Stotlar concluded.



The effective tax rate for the 2007 third quarter was 37.1 percent compared to 34.2 percent in the same period of 2006, which included the effect of the previously mentioned discrete tax items that reduced the tax provision.



Segment results in the 2007 third quarter for Con-way's principal operations were as follows:



FREIGHT



For the 2007 third quarter, the company's regional less-than-truckload operations reported:



   * Operating income of $60.0 million, a decrease of 36.0 percent from the

     $93.7 million earned in the year-ago period. The 2007 third quarter included a charge of $5.5 million for reorganization costs related to

     Con-way Freight's business transformation initiative while the previous-

     year third quarter benefited from a $6.2 million gain from the sale of

     Con-way Expedite.



   * Revenues of $740.8 million, 1.3 percent above last year's third-quarter revenues of $731.0 million.



   * Tonnage per day handled by Con-way Freight increased 5.1 percent over the previous-year third quarter.



   * Yield for Con-way Freight was down 2.8 percent from the previous-year third quarter. Excluding the fuel surcharge, yield declined 1.9 percent.



   * Con-way Freight recorded an operating ratio of 92.0 in the 2007 third quarter compared to 88.0 in third-quarter 2006.  Excluding the earlier mentioned reorganization costs, the 2007 third quarter operating ratio was 91.4, reflecting higher employee wage and benefit expense and $3.2 million of rebranding expense. The 2006 third quarter operating ratio excludes the gain on the sale of Con-way Expedite.



LOGISTICS



For the third quarter of 2007, the company's global logistics and supply chain management operations reported:



   * Operating income of $6.2 million, a 13.3 percent increase from $5.5 million in the third quarter of 2006.



   * Revenue of $312.6 million, down 8.3 percent from the previous-year third-quarter revenue of $340.9 million.



   * Net revenue of $109.6 million, a 9.8 percent increase compared to $99.8 million in the previous-year third quarter.



Menlo's revenues consist of freight transportation services purchased and managed on behalf of customers, as well as warehousing and transportation network management fees.  The difference between revenue and net revenue growth reflects Menlo's efforts to reduce purchased transportation costs for its customers, and its continued strategy of maximizing net revenues and margins through a focus on high-value transportation and distribution network management, multi-client warehouse operations and opportunities for supply chain reengineering solutions.


TRUCKLOAD


Con-way completed its acquisition of Contract Freighters, Inc. (CFI) on

August 23.  Segment results include operations for Con-way Truckload for the full quarter, as well as operating results for CFI from August 23 through

September 30. For the third quarter of 2007, the company's full-truckload transportation segment reported:



   * Operating income of $3.0 million. The results included an operating loss of $4.7 million related to Con-way Truckload, $1.5 million of which was for the shutdown of Con-way Truckload's Memphis office.



   * Revenue of $52.0 million in 2007 compared with $2.6 million in 2006 reflecting the acquisition of CFI.



   * Operating ratio of 87.3, excluding losses from Con-way Truckload in the quarter.



CON-WAY OTHER



Con-way Other includes the company's Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities resulted in a

$1.5 million net loss during the 2007 third quarter, primarily from environmental remediation at an unused location.



2007 OUTLOOK



The company expects full-year 2007 earnings from continuing operations to be between $3.07 and $3.17 per diluted share. Current 2007 guidance includes for the first time 17 cents per diluted share for costs related to acquisition integration and business transformation initiatives in the third and fourth quarters, and the previously disclosed 10 cents per diluted share effect for the settlement from litigation of a vehicular casualty claim, noted in the second quarter. The 2007 full-year earnings guidance is based on an expected average number of diluted shares outstanding of 48.0 million for the year.

Con-way's effective tax rate is expected to be approximately 38 percent for the fourth quarter.  Current guidance for the full year has been updated to reflect the inclusion of operating results for CFI, as well as Menlo's recent acquisitions.



INVESTOR CONFERENCE CALL



Con-way will hold a conference call for the investment community to discuss its third-quarter financial results tomorrow, Wednesday, October 24 at 11:00

a.m. Eastern Daylight Time (8:00 a.m. Pacific.)



The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available through a live internet webcast at www.con-way.com, in the investor relations section.



An audio replay will be available for two weeks following the call by dialing

(800) 642-1687 or (706) 645-9291 (for international callers) and using access code 17957308.  An Internet replay of the presentation will also be available at the Con-way web site, www.con-way.com.



About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $4.7 billion freight transportation and logistics services company headquartered in San Mateo, Calif. Named FORTUNE magazine's "Most Admired Company" in transportation and logistics for 2007, Con-way delivers industry-leading services through primary operating companies Con-way Freight, CFI and Con-way Truckload and Menlo Logistics. These operating units provide high-performance, day-definite less-than-truckload and full truckload and intermodal freight transportation, as well as logistics, warehousing and supply chain management services, and trailer manufacturing. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit us on the Web at www.con-way.com.


FORWARD-LOOKING STATEMENTS


Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any claims that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements of estimates or belief, any statements regarding the acquisition of Transportation Resources, Inc. and its subsidiaries, including Contract Freighters, Inc. (collectively, "CFI"), and related financing, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of Con-way's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices or fuel surcharges and the effect of recently-filed litigation alleging that Con-way engaged in price fixing of fuel surcharges in violation of Federal antitrust laws, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility that Con-way may, from time to time, be required to record impairment charges for long-lived assets, the acquisition of CFI and related financing (including without limitation risks relating to the financing, integration risks and risks that acquisition synergies are not realized), the possibility of defaults under Con-way's $400 million credit agreement, $500 million bridge credit agreement, and other debt instruments (including without limitation defaults resulting from unusual charges), and the possibility that Con-way may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, matters relating to the 1996 spin-off of Consolidated Freightways Corporation ("CFC"), including the possibility that CFC's multi-employer pension plans may assert claims against Con-way, matters relating to the sale of Menlo Worldwide Forwarding, Inc., including Con-way's obligation to indemnify the buyer for certain losses in connection with the sale, and matters relating to Con-way's defined benefit pension plans. The factors included herein and in Item 7 of Con-way's 2006 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.




                               Con-way Inc.
                       STATEMENTS OF OPERATING RESULTS
               (Dollars in thousands except per share amounts)

                               Three Months Ended        Nine Months Ended
                                  September 30,            September 30,
                            ------------------------  ------------------------
                               2007         2006          2007         2006
                            -----------  -----------  -----------  -----------

REVENUES
  Freight                     $740,769     $730,960   $2,165,381   $2,175,349
  Truckload [d]                 51,991        2,622       54,228        5,274
  Logistics [a]                312,572      340,869      956,962    1,036,430
  Other                          5,961        2,356       10,630        5,798
                            -----------  -----------  -----------  -----------
                            $1,111,293   $1,076,807   $3,187,201   $3,222,851
                            ===========  ===========  ===========  ===========

OPERATING INCOME (LOSS)
  Freight                      $60,029 [b]   93,740 [c]  186,412 [b] 259,841[c]
  Truckload [d]                  2,975        1,398            6       3,704
  Logistics                      6,188        5,462       19,659      17,740
  Vector                             -        1,999       (2,699)     10,858
  Other                         (1,510)        (284)      (2,402)        (87)
                            -----------  -----------  -----------  -----------
                                67,682      102,315      200,976     292,056

                            -----------  -----------  -----------  -----------
Other Expense, Net               5,756        3,873       11,585       6,060
                            -----------  -----------  -----------  -----------

Income Before Taxes             61,926       98,442      189,391      85,996
  Income Tax Provision          22,961       33,664 [e]   70,257      97,273[e]
                            -----------  -----------  -----------  -----------
Income from Continuing
  Operations                    38,965       64,778      119,134     188,723
                            -----------  -----------  -----------  -----------

Discontinued Operations,
  net of tax
    Loss from Discontinued
      Operations                   -             -             -       (1,929)
    Gain (Loss) from
      Disposal                     -             -         1,609       (4,850)
                            -----------  -----------  -----------  -----------
                                   -             -         1,609       (6,779)

Net Income                      38,965       64,778      120,743      181,944

Preferred Stock Dividends        1,693        1,748        5,172        5,319
                            -----------  -----------  -----------  -----------

NET INCOME AVAILABLE
  TO COMMON SHAREHOLDERS       $37,272      $63,030     $115,571     $176,625
                            ===========  ===========  ===========  ===========

NET INCOME FROM CONTINUING
  OPERATIONS AVAILABLE TO
  COMMON SHAREHOLDERS          $37,272      $63,030     $113,962     $183,404
                            ===========  ===========  ===========  ===========

Weighted-Average Common
  Shares Outstanding
     Basic                  44,976,482   47,601,175   45,414,155   49,717,418
     Diluted                48,007,691   50,857,496   48,492,037   53,092,636


Earnings (Loss) Per Common Share
  Basic
     Net Income from
        Continuing Operations    $0.83        $1.32        $2.51        $3.69
     Loss from Discontinued
        Operations                  -            -          -           (0.04)
     Gain (Loss) from Disposal      -            -          0.03        (0.10)
                            -----------  -----------  -----------  -----------
                                 $0.83        $1.32        $2.54        $3.55
                            ===========  ===========  ===========  ===========
  Diluted
     Net Income from
        Continuing Operations    $0.78        $1.24        $2.37        $3.47
     Loss from Discontinued
        Operations                  -            -            -         (0.04)
     Gain (Loss) from Disposal      -            -          0.03        (0.09)
                            -----------  -----------  -----------  -----------
                                 $0.78        $1.24        $2.40        $3.34
                            ===========  ===========  ===========  ===========




[a] Menlo Logistic's net revenue
     Revenues                 $312,572     $340,869     $956,962   $1,036,430
     Purchased transportation (203,015)    (241,097)    (637,371)    (745,687)
                            _________________________________________________
     Net Revenues             $109,557     $ 99,772     $319,591   $  290,743


[b] Includes a $5.5 million third-quarter loss ($0.07 per diluted share) related to the reorganization initiative at Con-way Freight.

[c] Includes a $6.2 million third-quarter gain ($0.08 per diluted share) from the sale of assets related to Con-way Expedite.

[d] Effective August 23, 2007, Con-way acquired Contract Freighters, Inc. and affiliated companies (collectively, "CFI"). Under purchase-method accounting, CFI's operating results are included in Con-way's statements of operating results only for periods subsequent to the acquisition.

[e] Includes a $2.9 million third-quarter tax benefit related to the utilization of a tax-loss carry-forward.






                             Con-Way Inc.
                        CONDENSED BALANCE SHEETS
                         (Dollars in thousands)


                                            September 30,     December 31,
                                               2007              2006
                                            ------------     ------------
ASSETS
  Current assets                             $  917,616       $1,090,484
  Property, plant and equipment, net          1,476,269        1,117,975
  Other assets [a]                              557,016           93,430
                                            ------------     ------------
          Total Assets                       $2,950,901       $2,301,889
                                            ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                          $724,649         $559,802
  Long-term debt and guarantees                 957,099          557,723
  Other long-term liabilities and deferred
    credits                                     484,039          443,585
  Shareholders' equity [b]                      785,114          740,779
                                            ------------     ------------
          Total Liabilities
            and Shareholders' Equity          $2,950,901      $2,301,889
                                            ============     ============

[a] Under purchase-method accounting, Con-way's consolidated balance sheet at September 30, 2007 includes the estimated fair value of CFI's and Cougar's acquired assets and liabilities, including goodwill of $475.2 million.

[b] Effective January 1, 2007, Con-way adopted the measurement-date provisions of SFAS 158, "Employers' Accounting for Defined Benefit Pension Plans - an amendment of SFAS 87, 88, 106 and 123R." In connection with the revision of its measurement date to December 31 from November 30, Con-way recorded a $13.0 million net increase to shareholders equity, consisting of a $15.6 million reduction in the accumulated other comprehensive loss and a $2.6 million decrease to beginning retained earnings.